CREDIT INFORMATION BUREAU (INDIA) LIMITED
BALANCE SHEET AS AT MARCH 31, 2014
	Note No.	March 31, 2014	March 31, 2013
		` (000's)	` (000's)
		(Audited)	(Audited)
EQUITY AND LIABILITIES
Shareholders' funds
Share capital	3	250,000	250,000
Reserves and surplus	4	1,492,342	1,189,552
		1,742,342	1,439,552
Non-current liabilities
Deferred tax liabilities (net)	5	8,851	15,217
Other long-term liabilities	6	-	42
Long-term provisions	7	70,899	50,050
		79,750	65,309
Current liabilities
Trade payables	8	139,891	111,653
Other current liabilities	9	16,739	23,640
Short-term provisions	7	214,199	83,880
		370,829	219,173
TOTAL		2,192,921	1,724,034
ASSETS
Non-current assets
Fixed assets	10
Tangible assets		122,706	101,361
Intangible assets		146,780	99,933
Intangible assets under development		7,562	-
		277,048	201,294
Non-current investments	11 (a)	180,000	120,000
Long-term loans and advances	12	280,418	142,101
		737,466	463,395
Current assets
Current investments	11 (b)	10,000	-
Trade receivables	13	281,786	197,855
Cash and bank balances	14	1,053,933	928,234
Short-term loans and advances	12	91,764	115,974
Other current assets	15	17,972	18,576
		1,455,455	1,260,639
TOTAL		2,192,921	1,724,034
Summary of significant accounting policies	2
Notes 1 to 30 annexed hereto form an integral part of the financial statements.

For and on behalf of the Board

M. V. Nair	Arun Thukral	Vivek Kumar Aggarwal	Swati Naik
Chairman	Managing Director	CFO & Exec. VP	Company Secretary
Mumbai, June 10, 2014

Reviewed under US GAAS

CREDIT INFORMATION BUREAU (INDIA) LIMITED
STATEMENT OF PROFIT AND LOSS FOR THE YEAR ENDED MARCH 31, 2014
	Note No.	March 31, 2014	March 31, 2013	March 31, 2012
		` (000's)	` (000's)	` (000's)
		(Audited)	(Audited)	(Unaudited)
Income
Revenue from operations	16	1,666,181	1,304,041	1,030,123
Other income	17	140,486	119,523	86,041

Total revenue		1,806,667	1,423,564	1,116,164

Expenses
Employee benefits expense	18	255,000	188,222	166,859
Establishment and other expenses	19	345,879	306,257	263,352
Royalty & software technology fees		198,825	186,604	147,603
Finance costs	20	544	1,175	1,211
Depreciation and amortisation expense	10	100,735	83,461	55,522

Total expenses		900,983	765,719	634,547

Profit before tax		905,684	657,845	481,617
Less: Tax expense
Current tax expense		316,773	215,506	161,683
Deferred tax charge / (credit)		(6,366)	(1,286)	(5,092)
Net tax expense		310,407	214,220	156,591

Profit for the year		595,277	443,625	325,026

Earnings per equity share - basic and diluted (refer note 28)
(nominal value Rs 10 per share)		23.81	17.74	13.00

Summary of significant accounting policies		2
Notes 1 to 30 annexed hereto form an integral part of the financial statements.
For and on behalf of the Board

M. V. Nair		Arun Thukral	Vivek Kumar Aggarwal	Swati Naik
Chairman		Managing Director	CFO & Exec. VP	Company Secretary

Mumbai, June 10, 2014

Reviewed under US GAAS

CREDIT INFORMATION BUREAU (INDIA) LIMITED
CASH FLOW STATEMENT FOR THE YEAR ENDED MARCH 31, 2014
	MARCH 31, 2014	MARCH 31, 2013	March 31, 2012
	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Profit before tax	905,684	657,845	481,617
Adjustments for:
Depreciation and amortisation expense	100,735	83,461	55,522
Loss/(profit) on sale of assets /assets write off	75	(422)	2,119
Interest income	(124,232)	(108,412)	(81,661)
Provision for employee benefits	30,263	17,220	19,826
Grant income recognised	(4,050)	(5,320)	(3,593)
Interest expense	544	1,175	1,211
Doubtful advances written off / provided	8	1,732	895
Operating profit before working capital changes	909,027	647,279	475,936

Changes in working capital:
Adjustments for decrease / (increase) in operating assets:
Trade receivables	(83,931)	(62,351)	(39,471)
Short-term loans and advances	6,710	3,552	(7,453)
Long-term loans and advances	919	517	(2,266)
Other current assets	3,323	(2,120)	8,121

Adjustments for (decrease) / increase in operating liabilities:
Trade payables	28,238	31,047	5,801
Other current liabilities	(2,893)	3,460	(28,271)
Cash generated from operations	(47,634)	(25,895)	(63,539)
Less: Taxes paid	(278,035)	(219,397)	(146,908)
Net cash flow from operating activities (A)	583,358	401,987	265,489

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditure on tangible assets	(71,251)	(36,828)	(33,437)
Capital expenditure on intangible assets, including intangible assets under development and capital advances	(130,696)	(30,492)	(40,863)
Proceeds from sale of fixed assets	78	1,974	424
Purchase of non-current investments	(60,000)	(120,000)	-
Purchase of current investments	(10,000)	-	-

Reviewed under US GAAS

Fixed deposits with financial institutions:
- Placed		(335,000)	(223,000)	(118,000)
- Matured		232,500	141,000	62,500

Fixed deposits with banks with maturity more than 3 months:
- Placed		(1,163,000)	(1,236,500)	(1,109,100)
- Matured		1,035,000	1,217,100	877,700

Interest received on tax refund		-	216	2,223
Interest received on fixed deposits		121,514	103,393	101,149
Cash used in investing activities (B)		(380,855)	(183,137)	(257,404)

CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid		(175,000)	(175,000)	(25,000)
Tax on dividend		(29,741)	(28,389)	(4,056)
Interest paid on overdraft		(63)	(8)	-
Cash used in financing activities ( C )		(204,804)	(203,397)	(29,056)

Net Increase / (Decrease) in cash equivalent (A+B+C)		(2,301)	15,453	(20,971)
Add: Cash and cash equivalents at the beginning of the year		36,834	21,381	42,352
Cash and cash equivalents at the end of the year		34,533	36,834	21,382
(refer note 14)		34,533	0	21,382
	For and on behalf of the Board

M. V. Nair	Arun Thukral	Vivek Kumar Aggarwal	Swati Naik
Chairman	Managing Director	CFO & Exec. VP	Company Secretary

Mumbai, June 10, 2014

Reviewed under US GAAS

Reviewed under US GAAS

1.	CORPORATE INFORMATION

CIBIL is a credit information company. It creates value for financial institutions by providing objective data and tools to help them manage risk, and devise appropriate lending. CIBIL benefits both credit grantors and consumers by collecting, analyzing, and delivering information on credit histories of borrowers. It provides its members with risk management tools on both consumer and commercial borrowers.

These financial statements have been prepared in accordance with generally accepted accounting principles in India and authorized by the Board of Directors of the Company on June 10, 2014 on the basis of a request and undertaking received from one of its shareholders viz; TransUnion International Inc; to be included, in accordance with Rule SX 3-09 in the Form 10-K of Transunion Holding Company Inc., USA (ultimate parent company of TransUnion International Inc.) for the year ended 31st December, 2013 to be filed with the U.S. Securities and Exchange Commission (SEC). In reliance of an exemption granted by the Securities and Exchange Commission to Transunion Holding Company, these financial statements have not been reconciled to US GAAP in any of the years presented.

2.	SIGNIFICANT ACCOUNTING POLICIES

2.1	System of accounting
The financial statements of the Company are prepared in accordance with the Generally Accepted Accounting Principles in India (Indian GAAP) to comply with the Accounting Standards notified under Section 211(3C) of the Companies Act, 1956 (“the 1956 Act”) (which continue to be applicable in respect of Section 133 of the Companies Act, 2013 (“the 2013 Act”) in terms of General Circular 15/2013 dated 13 September, 2013 of the Ministry of Corporate Affairs) and the relevant provisions of the 1956 Act / 2013 Act, as applicable. The financial statements are prepared on accrual basis under the historical convention. The accounting policies adopted in the preparation of the financial statements are consistent with those followed in the previous year.

2.2	Use of estimates
The preparation of the financial statements in conformity with the Indian GAAP requires the Management to make estimates and assumptions considered in the reported amounts of assets and liabilities (including contingent liabilities) as on the date of the financial statements and the reported income and expenses during the year. The Management believes that the estimates used in preparation of the financial statements are prudent and reasonable. Actual result could differ from the estimates and the differences between the actual results and the estimates are recognised in the periods in which the results are known / materialised. Any changes in such estimates are recognised prospectively.

2.3	Revenue recognition

a)	Initial Membership Fees are recognised on admission of members.

b)	Annual Membership Fees are recognised proportionately for the period of such membership.

c)	Service Report fees and Decision Centre Service credits are recognised on rendering of services.

d)	Interest and other dues are recognised on accrual basis.

2.4	Grants
Grants received and accrued are recognised as income over the periods necessary to match them with the costs for which they are intended to compensate, based on the claims made as laid down in Accounting Standard “Accounting for Government Grants” (AS-12) notified by the Companies (Accounting Standards) Rules, 2006.

2.5	Foreign currency translation
Foreign currency transactions are recorded at rates as on the date of the transaction. Exchange differences arising on foreign currency transactions settled during the year are recognised in the Statement of Profit and Loss.

Reviewed under US GAAS

All foreign currency denominated monetary assets and liabilities are translated at the exchange rates prevailing on the Balance Sheet date. The resultant exchange differences are recognised in the Statement of Profit and Loss.

2.6	Tangible assets and depreciation

a)	Tangible assets have been stated at purchase/acquisition cost inclusive of installation cost less accumulated depreciation.

b)	Leasehold improvements are amortised over the period of the lease.

c)
The Company adopts Straight Line Method of depreciation at the rates prescribed under Schedule XIV to the Companies Act, 1956 or Management’s experience and estimate of useful life of assets, whichever is higher, as detailed below:

Asset Head	Depreciation Rates
Computers	20.00%
Computers – Laptop and end user equipment*	33.33%
Office equipment*	20.00%
Furniture and fixtures	16.67%
Electrical Installations	16.67%
Vehicles	25.00%
Mobile Phones	50.00%

*	The Company has revised the estimated useful life of Laptop and End user Equipments from 5 years to 3 years and office equipments from 6 years to 5 years.

d)	Capital work-in-progress:
Projects under which assets are not ready for their intended use and other capital work-in-progress are carried at cost comprising of direct cost, related incidental expenses and attributable interest (if any).

Reviewed under US GAAS

2.7	Intangible assets and amortisation

a)	Intangible assets are stated at cost less accumulated amortisation.

b)
Intangible assets are amortised on the straight line basis over the useful life. System Softwares (including related Application Softwares) are amortised over the estimated useful life or five years whichever is lower. Trademark cost is amortised over 5 years. Any expenses on Software for support and maintenance are charged to the Statement of Profit and Loss.

c)	Intangible assets under development:
Projects under which intangible assets are not ready for their intended use and intangible assets under development are carried at cost, comprising direct cost, related incidental expenses and attributable interest (if any).

2.8	Operating leases
Lease arrangements where the risks and rewards incidental to ownership of an asset substantially vest with the lessor are recognised as operating leases. Lease rentals under operating leases are recognised in the Statement of Profit and Loss on a straight-line basis.

2.9	Impairment of assets
The carrying values of assets / cash generating units at each Balance Sheet date are reviewed for impairment of assets. If any indication of such impairment exists, then the recoverable amount of such assets is estimated and impairment is recognized, for the excess of the carrying amount of these assets vs their recoverable amount. The recoverable amount is considered as the greater of the net selling price and their value in use. Value in use is arrived at by discounting the future cash flows to their present value based on an appropriate discount factor. When there is indication that an impairment loss recognised for an asset in prior accounting periods no longer exists or may have decreased such reversal of impairment loss is recognised.

2.10	Investments

a)	Long term Investments are carried at cost less provision (if any) for diminution (other than temporary) in value of such investments.

b)	Current Investments are carried at the lower of cost or fair value on an individual basis.

2.11	Cash and cash equivalents
Cash comprises cash on hand and demand deposits with banks. Cash equivalents are short-term balances (with an original maturity of three months from the date of acquisition), highly liquid investments that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value.

Reviewed under US GAAS

2.12	Employee benefits

Defined contribution plans:

a)
The Company’s contribution to Employees Provident Fund paid / payable during the year is recognised in the Statement of Profit and Loss based on the amount of contribution required to be made and when services are rendered by the employees.

Defined benefits plan:

b)	Liability for compensated absences in respect of sick leave and privilege Leave which is of long-term nature is actuarially determined based on the Projected Unit Credit method.

c)
The Company’s liability towards gratuity is determined using the projected unit credit method which considers each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligation. Actuarial gains and losses based on actuarial valuation done by an independent actuary carried out annually are recognised immediately in the Statement of Profit and Loss as income or expense. Obligation is measured at the present value of estimated future cash flows using a discounted rate that is determined by reference to market yields at the Balance Sheet date on Government bonds where the currency and terms of the Government bonds are consistent with the currency and estimated terms of the defined benefit obligation.

Short-term employee benefits:

d)
Liability in respect of Privileged Leave which is of short-term in nature and Leave Travel Allowance is recognized in the Statement of Profit and Loss based on the expected cost and period of service which entitles the employee to such benefits.

Long-term employee benefits / incentive plan:

e)
The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple) over long term. Provision is made for any such appreciation at end of every year, till the grant is either exercised or lapsed, and the cost is fully charged to the Statement of Profit and Loss as part of Employees benefits expense.

Reviewed under US GAAS

2.13	Taxes on income
Current Tax is the amount of the tax payable on the taxable income for the year as determined in accordance with the provisions of the Income Tax Act, 1961.
Deferred Tax is recognised on timing differences, being the differences between the taxable income and the accounting income that originate in one period and are capable of reversal in one or more subsequent periods.
Deferred Tax Assets in respect of unabsorbed depreciation and carry forward of losses are recognised if there is virtual certainty that there will be sufficient future taxable income available to realise such losses. Other Deferred Tax Assets are recognised if there is reasonable certainty that there will be sufficient future taxable income to realise such assets. Deferred tax assets are reviewed at each balance sheet date for their realisabilty.

2.14	Provisions and contingencies
A provision is recognised when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation in respect of which a reliable estimate can be made. Provisions (excluding employee benefits) are not discounted to their present value and are determined based on best estimate required to settle the obligation at the Balance Sheet date. These are reviewed at each Balance Sheet date and adjusted to reflect the current best estimates. Contingent liabilities are disclosed in Notes.

2.15	Cash flow statement
Cash flows are reported using the indirect method, whereby profit / (loss) before extraordinary items and tax is adjusted for the effects of transactions of non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Company are segregated based on the available information.

2.16	Operating cycle
Based on the nature of the services / activities of the Company and the normal time between acquisition of the assets and their realization in cash or cash equivalents, the Company has determined its operating cycle as 12 months for the purpose of classification of its assets and liabilities as current and non-current.

Reviewed under US GAAS

Note 3		March 14	March 13
Share Capital		` (000's)	` (000's)

Authorised capital
50,000,000 (31st Mar 2013: 50,000,000) equity shares of Rs 10/- each		500,000	500,000

Issued, Subscribed and fully paid up shares
25,000,000 (31st Mar 2013: 25,000,000) equity shares of Rs 10/- each		250,000	250,000

TOTAL		250,000	250,000

a. Reconciliation of equity shares at the beginning and at the end of the year.

March 14			March 13
Particulars	No (000's)	` (000's)	No (000's)	` (000's)
Equity shares at the beginning of the year	25,000	250,000	25,000	250,000
Equity shares outstanding at the end of the year	25,000	250,000	25,000	250,000

b. Details of shareholders holding more than 5% shares in the company
	March 14		March 13
Name of the shareholder	No (000's)	% of Holding	No (000's)	% of Holding
TransUnion International Inc (USA)	11,875	47.50%	6,875	27.50%
State Bank of India	2,500	10.00%	2,500	10.00%
ICICI Bank Ltd.	2,500	10.00%	2,500	10.00%

c. Details of rights, preferences and restrictions attached to the equity shareholders
The Company has only one class of equity shares having a par value of ` 10 per share. Members of the Company holding equity shares capital therein have a right to vote, on  every resolution placed before the Company and right to receive dividend. The voting rights on a poll is in proportion to the share of the paid up equity capital of the Company held by the shareholders. The Company declares dividends in Indian rupees. The interim and final dividend is proposed by the Board of Directors. However, the final dividend is subject to the approval of the Shareholders in the ensuing Annual General Meeting. In the event of liquidation, the equity shareholders are eligible to receive the remaining assets of the Company in proportion to their shareholding.

Reviewed under US GAAS

Note 4
Reserves and Surplus	March 14	March 13
	` (000's)	` (000's)

General Reserve
Balance as per last balance sheet	68,740	24,377
Add: transfer from the statement of profit and loss	60,000	44,363
Closing Balance	128,740	68,740

Surplus in the statement of profit and loss
Balance as per last balance sheet	1,120,812	925,326
Add: Profit for the year	595,277	443,625
Less: Appropriations:
General Reserve	60,000	44,363
Interim dividend	125,000	125,000
Final dividend	125,000	50,000
Tax on dividend	42,487	28,776
Total	352,487	248,139
Closing balance	1,363,602	1,120,812

	1,492,342	1,189,552

Note 5
Deferred tax liabilities (net)
The major components of deferred tax liabilities and deferred tax assets are as under :
	March 14	March 13
	` (000's)	` (000's)
Deferred tax liabilities (A)
Difference between the book balance and tax balance of fixed assets	46,890	34,987

Deferred tax assets (B)
Provision for employee benefits	31,852	14,203
Provision for claims and others	1,886	-
Disallowance under Section 40(a)(ia) of Income Tax Act, 1961	4,301	5,567
Net deferred tax liabilities (A-B)	8,851	15,217

Charge / (credit) for the year	(6,366)	(1,286)

Note 6
Other long-term liabilities	March 14	March 13
	` (000's)	` (000's)

Deferred income	-	42

	-	42

Reviewed under US GAAS

	Note 7
	Provisions
	Long-term		Short-term
	March 14	March 13	March 14	March 13
	` (000's)	` (000's)	` (000's)	` (000's)
Provision for employee benefits
Provision for gratuity	1,000	1,000	-	-
Provision for compensated absences	50,438	37,340	5,272	3,447
Provision for employee stock appreciation rights (refer note 21(iv))	19,461	11,710	17,539	9,950
	70,899	50,050	22,811	13,397
Other provisions
Provision for income tax (net)	-	-	45,114	11,986
Provision for wealth tax	-	-	30	-
Provision for proposed equity dividend	-	-	125,000	50,000
Provision for tax on proposed dividend	-	-	21,244	8,497
	-	-	191,388	70,483

	70,899	50,050	214,199	83,880

	Note 8
	Trade payables		March 14	March 13
			` (000's)	` (000's)
	Due to:
	- Micro and small enterprises (refer foot note)		-	74
	- Others		139,891	111,579

			139,891	111,653
	Foot note:
Trade payables include ` Nil (000's) (Previous Year ` 74(000's)) payable to “Suppliers” who have confirmed that they are registered under the Micro, Small and Medium Enterprises Development Act, 2006. This has been relied upon by the auditors. No interest has been paid / payable by the Company during the year to these “Suppliers”(Previous Year ` Nil (000's)) .

	Note 9
	Other current liabilities		March 14	March 13
			` (000's)	` (000's)
	Other payables
	Advance from customers		5,515	7,946
	Unearned income		4,299	3,986
	Deferred income		42	4,050
	Taxes payable		2,369	7,491
	Provident fund payable		1,512	-
	Others		3,002	167
			16,739	23,640

Reviewed under US GAAS

Note 10
Fixed assets
	Gross block				Depreciation and amortization				Net block
	As at April 1, 2013	Additions	Deductions	As at Mar 31, 2014	As at April 1, 2013	Charge	Deductions	As at Mar 31, 2014	As at Mar 31, 2014	As at Mar 31, 2013
Description		during the period				during the period
Tangible assets
Leasehold improvements	26,371	1,460	70	27,761	18,128	3,988	70	22,046	5,715	8,243
	(27,931)	( - )	(1,560)	(26,371)	(16,283)	(3,405)	(1,560)	(18,128)	(8,243)	(11,648)
Computers & other hardware	200,698	68,802	2,887	266,613	121,100	41,017	2,882	159,235	107,378	79,598
[refer foot note (i) & (ii)]	(172,714)	(28,124)	(140)	(200,698)	(84,536)	(36,667)	(103)	(121,100)	(79,598)	(88,178)
Office equipments	10,094	785	1,216	9,663	6,849	1,557	1,068	7,338	2,325	3,245
[refer foot note (i)]	(10,066)	(96)	(68)	(10,094)	(5,824)	(1,074)	(49)	(6,849)	(3,245)	(4,242)
Furniture and fixtures	4,737	204	-	4,941	3,185	441	-	3,626	1,315	1,552
	(4,856)	(471)	(590)	(4,737)	(3,368)	(407)	(590)	(3,185)	(1,552)	(1,488)
Electrical installations	398	-	-	398	237	49	-	286	112	161
	(392)	(6)	( - )	(398)	(189)	(48)	( - )	(237)	(161)	(203)
Vehicles	10,800	-	-	10,800	2,238	2,701	-	4,939	5,861	8,562
	(7,244)	(8,131)	(4,575)	(10,800)	(2,902)	(2,414)	(3,078)	(2,238)	(8,562)	(4,342)
Tangible assets total - current yr	253,098	71,251	4,173	320,176	151,737	49,753	4,020	197,470	122,706	101,361
	(223,203)	(36,828)	(6,933)	(253,098)	(113,102)	(44,015)	(5,380)	(151,737)	(101,361)	(110,101)
Intangible assets
Software	261,797	97,829	2,628	356,998	161,954	50,945	2,628	210,271	146,727	99,843
[refer foot note (ii)]	(215,500)	(46,297)	( - )	(261,797)	(122,543)	(39,411)	( - )	(161,954)	(99,843)	(92,957)
Trade mark	176	-	-	176	86	37	-	123	53	90
	(176)	( - )	( - )	(176)	(51)	(35)	( - )	(86)	(90)	(125)
Intangible assets total -current yr	261,973	97,829	2,628	357,174	162,040	50,982	2,628	210,394	146,780	99,933
	(215,676)	(46,297)	( - )	(261,973)	(122,594)	(39,446)	( - )	(162,040)	(99,933)	(93,082)
Intangible assets under development	-	7,562	-	7,562	-	-	-	-	7,562	-
	(10,863)	( - )	(10,863)	( - )	( - )	( - )	( - )	( - )	( - )	(10,863)
Current Period - TOTAL	515,071	176,642	6,801	684,912	313,777	100,735	6,648	407,864	277,048	201,294
	(449,742)	(83,125)	(17,796)	(515,071)	(235,696)	(83,461)	(5,380)	(313,777)	(201,294)	(214,046)
 Foot Notes:
(i) The Company has revised the estimated useful life of Laptop and End user Equipments from 5 years to 3 years and office equipments from 6 years to 5 years. Consequently, the depreciation charge for the year is higher by ` 20 (000's).
(ii) The Company had revised the estimated useful life of Computers & softwares from 6 years to 5 years in the previous year. Consequently, the depreciation charge for the previous year was higher by `13,310 (000's).
(iii) The figures in bracket indicates previous year.

Reviewed under US GAAS

Note 11
Investments
(a) Non-current investments			March 14	March 13
			` (000's)	` (000's)
Quoted investments (refer foot note)	No of Bonds	Face Value
7.38%, Rural Electrification Corporation Ltd.	20,000	Rs - 1000	20,000	20,000
7.36%, Power Finance Corporation Ltd.	20,000	Rs - 1000	20,000	20,000
7.08%, Indian Infrastructure Finance Co. Ltd.	20,000	Rs - 1000	20,000	20,000
7.40%, Indian Infrastructure Finance Co. Ltd.	20,000	Rs - 1000	20,000	20,000
7.34%, Indian Railway Finance Corpn. Ltd.	20,000	Rs - 1000	20,000	20,000
7.04%, Indian Railway Finance Corpn. Ltd.	20,000	Rs - 1000	20,000	20,000
8.48%, Indian Infrastructure Finance Co. Ltd.	20,000	Rs - 1000	20,000	-
8.50%, National Highway Authority of India	20,000	Rs - 1000	20,000	-
8.63%, Rural Electrification Corporation Ltd.	20,000	Rs - 1000	20,000	-
			180,000	120,000
Foot note:
Aggregate market value of quoted securities as on 31.03.14 is ` 178,214 (000's) (Previous year `121,080 (000's)

(b) Current investments
Unquoted investments (refer foot note)
ICICI Prudential FMP - Series 69			10,000	-

Foot note:			10,000	-
Market Value as on 31.03.2014 Rs 10,663 (000's).

Note 12
Loans and advances
Unsecured, considered good;
(unless otherwise stated)	Long-term		Short-term
	March 14	March 13	March 14	March 13
	` (000's)	` (000's)	` (000's)	` (000's)
(a) Capital advances	29,228	3,923	-	-
	29,228	3,923	-	-
(b) Other loans & advances
Advance income tax (doubtful)	2,548	2,550	-	-
Less: Provision for doubtful TDS	(2,548)	(2,550)	-	-
	-	-
Advance income tax	14,087	20,147	-	-
Deposit with Financial Institution	225,000	105,000	77,500	95,000
Advance wealth tax	19	19	-	-
Deposits	11,894	10,908	-	-
Prepaid expenses	190	2,104	9,979	18,223
Employee advances (refer foot note)	-	-	1,656	1,921
Other advances	-	-	2,629	830
	251,190	138,178	91,764	115,974

	280,418	142,101	91,764	115,974
Foot note:
Employee advances includes advance against salary outstanding of ` Nil (000's) due from Mr. Arun Thukral (Managing Director) as on March 31, 2014 (Previous Year ` 971(000's).

Reviewed under US GAAS

Note 13
Trade receivables	March 14	March 13
	` (000's)	` (000's)

Unsecured, considered good:
- Trade receivables outstanding for a period exceeding 6 months from the date they were due for payment	1	-
Less: provision for doubtful debts	(1)	-
- Other trade receivables	281,786	197,855

	281,786	197,855

Note 14
Cash and bank balances	March 14	March 13
	` (000's)	` (000's)
Cash and cash equivalents as per Accounting Standard 3
Cash on hand	-	18
Cheques in Hand	352	-
Remittance in transit	-	33,100
Balances with Banks:
Current accounts	34,181	3,716

	34,533	36,834
Other bank balances
Deposits with remaining maturity less than 12 months (refer foot note)	278,000	313,500
Deposits with remaining maturity more than 12 months	741,400	577,900
	1,019,400	891,400

	1,053,933	928,234

Foot note:
Includes deposit of ` 20,000 (000's) [Previous year ` 15,000 (000's)] held as security against bank overdraft facility. The balance outstanding of the overdraft facility as at balance sheet date is Nil. (Previous year Nil).

Note 15
Other current assets	March 14	March 13
	` (000's)	` (000's)
Unsecured, considered good;
Interest accrued on fixed deposits	17,915	15,196
Service tax advance	57	3,380
	17,972	18,576

Reviewed under US GAAS

Note 16	March 14	March 13	March 12
Revenue from operations	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)
Sale of services
Membership fees	30,849	29,196	30,522
Service reports fees	1,574,041	1,245,710	988,596

Other operating income
Grants	4,050	5,320	7,184
Decision centre service credits	9,022	6,615	3,821
Convenience charges	48,219	17,200	-
	1,666,181	1,304,041	1,030,123

Note 17	March 14	March 13	March 12
Other income	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)

Interest income:
Interest income on fixed deposits	114,044	106,337	79,231
Interest on non-current investments	9,335	1,258	-
Interest from customers	487	71	-
Interest on tax refunds	-	-	2,430
Interest Others	366	746	-

Other non-operating income
Profit on sale of fixed assets (net)	-	422	-
Miscellaneous income	16,254	10,689	4,380
	140,486	119,523	86,041

Note 18	March 14	March 13	March 12
Employees benefits expense	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)

Salaries and allowances	210,249	161,319	137,696
Contribution to provident and other funds	10,449	8,108	6,814
Provision for employee stock appreciation rights	21,995	7,825	11,500
Staff welfare expenses	12,307	10,970	10,849
	255,000	188,222	166,859

Reviewed under US GAAS

Note 19	March 14	March 13	March 12
Establishment and other expenses	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)

Office rent	58,048	58,065	58,048
Electricity charges	2,580	3,040	4,963
Repairs and maintenance:	72,581	78,634
Computers and server expenses	21,188	30,012	26,590
Software support expenses	45,419	44,058	29,111
Building repairs	716	597	616
Office maintenance and services	5,231	3,940	3,968
Other repairs	27	27	152
Insurance charges	601	696	654
Rates and taxes	296	759	889
Travelling and conveyance	11,930	10,785	8,561
Data centre fees	33,104	28,623	18,187
Legal and professional services	97,362	78,311	76,910
Auditors' remuneration (refer footnote)	1,250	1,507	1,008
Advertising and business development expenses	42,158	29,547	17,287
Other operating expenses	18,923	11,759	11,635
Wealth Tax	67	-	10
Director's commission and sitting fees (refer note 29)	2,084	1,215	570
Donation	5	5	355
Bank charges	1,781	1,562	822
Provision for customer claims	3,000	-	-
Provision for doubtful advances	8	1,732	895
Loss on sale of fixed assets (net)	75	-	2,119
Loss on account of foreign exchange fluctuations (net)	26	17	3

	345,879	306,257	263,352
Footnote:
Auditors' remuneration :
i) For statutory audit	800	800	700
ii) For tax audit	240	240	210
iii) For taxation matters	110	115	20
iv) For other services	100	350	75
v) For reimbursement of expenses	-	2	3
	1,250	1,507	1,008
Service tax which has been claimed as set off for input credit has not been included in the expenditure above.

	March 14	March 13	March 12
Note 20	` (000's)	` (000's)	` (000's)
	(Audited)	(Audited)	(Unaudited)
Finance costs
Interest on delayed / deferred payment of income tax	481	-	1,009
Interest on bank overdraft	63	8	-
Interest on tax refund, reversed	-	1,167	-
Interest on overdue fees reversed	-	-	202
	544	1,175	1,211

Reviewed under US GAAS

Note 21 In accordance with the Accounting Standard on Employee Benefits (AS -15) (Revised 2005) notified by the Companies (Accounting Standards) Rules, 2006, the following disclosures are made:

(i)
Salaries and allowances includes ` 21,435 (000's)- [(FY 2012-13 ` 20,068 (000's) and FY 2011-12 (unaudited) ` 8,633 (000's)] towards provision made in respect of accumulated compensated absences which is in the nature of long term employee benefits and has been actuarially determined as per the AS 15 (Revised).

(ii)	Contribution to Provident Fund of ` 8,403 (000's) [(FY 12-13 ` 6,179 (000's)) and (FY 11-12 (Unaudited) ` 5,604 (000's))] have been recognised in the Statement of Profit and Loss.
(iii)

Defined benefit plans:
The Company offers Gratuity to its employees as defined benefit plan. The following table sets out the funded status of the defined benefit schemes and the amount recognized in the financial statements:

Net employee benefit expense:
	March 14	March 13	March 12
	` (000's)	` (000's)	` (000's)
Current service cost	1,479	1,305	1,159
Interest cost on benefit obligation	747	610	-
Expected / actual return on plan Assets	(614)	(561)	(513)
Net actuarial losses / (gains) recognized in the year	282	520	-
Past service cost	-	76	76
Other effects of limit of Para 59(b)	-	(21)	7
Net benefit expense	1,894	1,929	1,278
Charge to Statement of Profit & Loss	1,894	1,929	1,278
Actual return on plan assets	764	686	585

Changes in present value of the defined benefit obligation:
	March 14	March 13	March 12
	` (000's)	` (000's)	` (000's)
Opening defined benefit obligation	8,004	6,026	4,297
Interest cost	747	610	444
Current service cost	1,479	1,305	1,159
Benefits paid	(127)	(637)	(51)
Actuarial (gains)/losses on obligations	432	700	177
Past service cost	-	-	-
Closing defined benefit obligation	10,535	8,004	6,026

Expected Employer's contribution for next year	2,500	2,500	2,000

Reviewed under US GAAS

Changes in fair value of plan assets:

March 14	March 13	March 12
` (000's)	` (000's)	` (000's)
Opening fair value of plan assets	8,390	7,645	4,284
Expected return on plan assets	614	561	513
Actuarial gain / (losses)	150	125	72
Contributions by employer	2,500	696	2,827
Benefits Paid	(127)	(637)	(51)
Closing fair value of plan assets	11,527	8,390	7,645

Net Asset / (Liability) recognized in the Balance Sheet:
March 14	March 13	March 12
` (000's)	` (000's)	` (000's)
Present value of the defined benefit obligation at the end of the year	(10,535)	(8,004)	(6,026)
Fair value of plan assets at the end of the year	11,527	8,390	7,645
Net asset / (liability)	992	386	1,619
Unrecognized past service cost	-	-	76
Excess provision for earlier years	-	-	(7)
Net asset / (liability) recognized in the Balance Sheet	992	386	1,688
Experience Adjustments:
31.03.2014	31.03.2013	31.03.2012	31.03.2011	31.03.2010
` (000's)	` (000's)	` (000's)	` (000's)	` (000's)
Defined benefit obligation	10,535	8,004	6,026	4,297	2,716
Plan assets	11,527	8,390	7,645	4,284	2,011
Surplus / (deficit)	992	386	1,619	(13)	(705)
Exp. adjustment on plan liabilities	1,959	(206)	337	779	71
Exp. adjustment on plan assets	150	14	72	161	49

Investment details of insurer managed funds:
March 14	March 13	March 12
%	%	%
Central and state government securities	47	53	53
Equity shares	32	43	43
Money market instrument / FD	5	4	4
Other government approved securities	15	-	-
1	-	-
Total	100	100	100

Reviewed under US GAAS

	The principal assumptions used in determining gratuity and pension benefit obligations for the Company’s plans are shown below:
		March 14	March 13	March 12
	Discount rate	9.15%	8.05%	8.30%
	Expected rate of return on assets	8.00%	7.50%	7.50%
	Salary escalation	10.50%	10.00%	9.00%
	Mortality	Indian Assured Lives (2006-08) ULT Table	Indian Assured Lives (2006-08) ULT Table	LIC (1994-96) Mortality Table

The discount rate is based on the prevailing market yields of Government of India securities as at the balance sheet date for the estimated term of the obligations. The estimate of future salary increases considered, takes into account the inflation, seniority, promotion, increments and other relevant factors such as supply and demand in the employment markets.

(iv)
The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple). Current year provision is ` 21,995 (000's), [(FY 12-13 ` 7,825 (000's)) and (FY 11-12 (Unaudited) ` 11,500 (000's))], for such appreciation in value.

Reviewed under US GAAS

Note 22

Expenditure in foreign currency	March 14	March 13	March 12
` (000's)	` (000's)	` (000's)
Net Dividend remitted in foreign exchange:
Final Dividend:
Period to which it relates	Apr 12 to Mar 13	Apr 11 to Mar 12	Apr 10 to Mar 11
No of non-resident shareholders	1	1	1
Number of equity shares held by them (No.s 000's)	6,875	6,875	4,998
Amount in ` (000's)	13,750	13,750	4,998

Interim Dividend:
Period to which it relates	Apr 13 to Mar 14	Apr12 to Mar 13	-
No of non-resident shareholders	1	1	-
Number of equity shares held by them (No.s 000's)	6,875	6,875	-
Amount in ` (000's)	34,375	34,375	-

Others Matters:
Software expenses	6,434	-	-
Director fees	210	229	110
Professional fees	762	941	376
7,406	1,169	486

Note 23
Operating Lease
The Company has taken office premises on operating lease.
Future minimum rentals payable under non-cancellable operating lease are as under:
March 14	March 13	March 12
` (000's)	` (000's)	` (000's)
Not later than one year	58,048	24,187	58,048
Later than one year but not later than five years	24,187	-
Later than five years	-	-	-

Note 24
Contingent Liabilities	March 14	March 13	March 12
` (000's)	` (000's)	` (000's)
(i)Claims against Company not acknowledged as debts
(a) In respect of service tax matters	-	1,770
(b) Other claims	3,500	3,500

(ii) The Company is a defendant in various legal actions and a party to claims which arose during the ordinary course of business. The Company’s Management believes based on the facts presently known, that the results of these actions will not have a material impact on the Company’s financial statements.

Reviewed under US GAAS

Note 25
Capital and Other Commitments
	March 14	March 13	March 12
		` (000's)	` (000's)
(i) Estimated amount of contracts remaining to be executed on Capital account and not provided for:
Tangible assets	17,701	2,149	-
Intangible assets	49,323	22,682	466
Total commitments	67,024	24,831	466

Advances paid against such contracts	29,228	3,923	8,865

(ii) Other commitments
(a) Operating leases (refer note 23)

Note 26
Segment reporting
As the Company has no activities other than that of providing Credit Information Services primarily in India, there are no separate segments in terms of Accounting Standards on “Segment Reporting” (AS-17) notified under the Companies 2006 (Accounting Standards) Rules.

Note 27
As per the Accounting Standard on ‘Related Party Disclosures’ (AS - 18) , notified by the Companies (Accounting Standards) Rules, 2006, the related parties of the Company are as follows :
(i) Details of related parties:
Description of Relationship	Name of Related Parties
(a) Company holding more than 20% shares	Transunion International Inc. (w.e.f. 21.12.2011)
(b) Key management personnel	Mr. Arun Thukral (Managing Director)

(ii)Details of related party transactions during the year ended Mar 31, 2014 and outstanding balance as on Mar 31, 2014:
		March 14	March 13
(a) Key Management Personnel		` (000's)	` (000's)
Managing Director
Mr. Arun Thukral
Remuneration *		21,273	18,063
Outstanding advances		-	971
*Leave encashment, Gratuity and ESAR are included on payment basis

Reviewed under US GAAS

Note 28
Earnings Per Share
In accordance with the Accounting Standard on "Earnings Per Share" (AS-20) notified by the Companies (Accounting Standards) Rules, 2006, the Earnings Per Share has been computed as under:
	March 14	March 13	March 12
	` (000's)	` (000's)	` (000's)
Profit for the year after tax (` 000's)	595,277	443,625	325,026
Weighted average number of
Equity shares outstanding (No 000's)	25,000	25,000	25,000
Earnings per share ( ` )	23.81	17.74	13.00
(a)/(b) {Basic and Diluted}

Note 29
Directors’ commission which is subject to shareholder’s approval
Commission paid/payable to Directors which is subject to Shareholder’s approval:

	March 14	March 13	March 12
Particulars	` (000's)	` (000's)	` (000's)
Managing Director	83	-	-
Non-Executive Directors	644	-	-

Note 30
Previous year's figures has been regrouped/ reclassified wherever necessary to correspond with the current year's classification/ disclosure.

For and on behalf of the Board

M. V. Nair	Arun Thukral	Vivek Kumar Aggarwal	Swati Naik
Chairman	Managing Director	CFO & Exec. VP	Company Secretary
Mumbai, June 10, 2014

Reviewed under US GAAS